Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG FASTCHANNEL FOURTH QUARTER REVENUES FROM
CONTINUING OPERATIONS INCREASE 67% TO $21.7 MILLION

– Pro Forma Core Ads Business Revenues Increase 12% –

– Diluted Net Income Per Share From Continuing Operations Rises to $0.24 –

– Record Adjusted EBITDA of $7.1 Million vs. $2.3 Million –

Dallas, TX – March 26, 2007 – DG FastChannel, Inc. (NASDAQ: DGIT), the leading provider of digital media delivery services to the advertising and broadcast industries, today reported financial results for the fourth quarter ended December 31, 2006.

Fourth Quarter Highlights

•                  Revenue from continuing operations of $21.7 million compared to $13.0 million in the comparable period of 2005 driven by both the merger with FastChannel and 12% year-over-year growth in pro forma revenues from continuing operations (formerly referred to as pro forma core Ads revenues).  Revenue from continuing operations (formerly referred to as core Ads revenues) are derived from video, audio and print distribution, SourceEcreative and related services, and excludes the Company’s StarGuide Digital Networks and CCS divisions.

•                  Generated $7.1 million in adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring, and impairment charges) from continuing operations compared to $2.3 million in the comparable period of 2005.

•                  Generated $3.1 million in net income from continuing operations, or $0.24 per diluted share, compared with a net loss from continuing operations of $0.8 million, or a $0.11 per diluted share loss in the fourth quarter ended December 31, 2005.

•                  On December 19, 2006, DG FastChannel closed a public offering of 2,999,400 shares of its common stock (including the effect of the underwriters’ purchase of an

-more-

additional 443,400 shares to cover over-allotments).  Net proceeds to the Company, after underwriting discounts and commissions and expenses, were approximately $31.4 million.  Reflecting the common stock offering, DG FastChannel has approximately 15.9 million common shares outstanding.

•                  Reflecting the proceeds from the common stock offering, cash flows from operations and strategic investments in Point.360, DG FastChannel had $24.5 million in cash and $19.8 million of debt as of December 31, 2006 compared with $8.0 million of cash and $37.5 million of debt and capital leases as of September 30, 2006.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented on the results, “The fourth quarter was a very productive period for DG FastChannel as we delivered outstanding operating results while also completing initiatives to position the Company for further long-term growth.  Double digit pro forma revenue growth in our core Ads business was the highlight of the fourth quarter with increases in the delivery of political, telecom, filmed entertainment and automotive spots, compared to last year.

“DG FastChannel’s transition to electronic deliveries, increased scale and the benefit of significant merger cost synergies drove significant EBITDA gains.  We reported record quarterly adjusted EBITDA of $7.1 million demonstrating the significant operating leverage in our business model.  Diluted earnings per share of $0.24 from continuing operations compare favorably to last year’s diluted loss per share of ($0.11).

“In the fourth quarter we raised $31.4 million in a share offering, which we deployed to restructure our balance sheet.  Combined with operating cash flows, the equity raise enabled us to end the period with a positive net cash position.  Consistent with our stated objective to focus on our core Ads business, we classified the StarGuide and CCS divisions as discontinued operations and we established a significant equity holding in Point.360. Altogether, these actions improved the balance sheet, total operating results and future opportunities for growth.”

Interest expense for the 2006 fourth quarter was $0.9 million compared to 2005 fourth quarter interest expense of $1.3 million which included approximately $0.7 million of refinancing costs.

The Company had net cash of $4.6 million at the end of 2006 compared with net debt of $22.7 million at the end of 2005.

Business Summary.

Mr. Ginsburg stated,  “The capital investments we have made in research and development together with the acquisitions of several competitors and strategic investments have positioned DG FastChannel very well for current and future periods.  We expect upcoming periods to continue to benefit from our strong industry position, merger synergies and core competencies.

During the past three years, we have transitioned our business model away from dub and ship methods to a predominantly electronic distribution model. At the same time, a consistent focus on customer acquisitions has been at the core of our strategy. Fourth quarter results indicate that the technology improvements and scaling have provided our company with a successful business model.  And, what’s even most impressive is that brands and advertisers are sharing the benefits that result from the speed, reliability and accountability of digital media deliveries sent through the DG FastChannel network.  During the fourth quarter of 2006, 92 percent of our video traffic was delivered electronically, up from 84 percent a year ago, and 78 percent two years ago.

As we look to the future, DG FastChannel’s network is prepared to set the standard for HD electronic advertising distribution.  The Federal Communications Commission and Congress have mandated the television industry to transform to HDTV standards by February 2009.  As HDTV takes hold, our digital advertising distribution and workflow solution sets should lead to increases in our electronic traffic and dramatic improvements in our financial results.”

Technology

“Our focused approach to technology and next-generation solutions has brought DG FastChannel clients operational efficiencies and best-in-class workflow solutions for the advertising services vertical.   Our ongoing investments in research and development are driving innovation and an expansion of our unparalleled digital media service offerings including three recently launched products:

•                  AdGallery, DG FastChannel’s proprietary digital asset management solution, allows advertisers to manage, vault and view their entire post-production ad content.  AdGallery’s powerful capabilities deliver total workflow integration, simple and advanced search options and automated digital storyboards while enabling users to stream previews of assets in multiple digital formats.

•                  SpotCentral is our new and enhanced web-based order entry and management system.   SpotCentral provides a feature-rich experience on an integrated distribution and digital asset management platform.  SpotCentral employs an advanced user interface enabling media orders and traffic instructions to be delivered to TV and radio stations with ease of use from a computer screen located anywhere in the world.

•                  SourceEcreative is the combination of DG FastChannel’s Source TV and CreativeChannel web-based media search offerings.  SourceEcreative is the largest worldwide database of TV commercial information with a catalog of over 400,000 spots, 16,000 companies and 80,000 industry professionals (spanning 64 countries). SourceEcreative clients include the top 100 advertising agencies and production companies in the US and Europe.  Presently, over 30,000 unique worldwide users rely on DG FastChannel for their creative research.

HD Advertising

“DG FastChannel has led the industry in investing in the HD advertising opportunity.  We are well positioned for growth in electronic video HD delivery in the midst of increasing advertiser demand for HD capabilities.  The percentage of spots being produced and distributed in HD continues to grow exponentially.  Advertisers and advertising agencies are further expanding their HD advertising plans, and we expect a substantial number of our customers to transition their advertising to one of several HD formats during 2007.  With the ramp up of HD advertising, DG FastChannel is leading the industry in establishing consistent industry standards for the distribution of this digital content from creation to broadcaster, all on an electronic basis.

Cost Containment

“We are developing value for shareholders through continued success in bringing operational and cost synergies to DG FastChannel, and the record indicates that we have been productive on this initiative.  Reflecting ongoing integration and consolidation initiatives, the Company expects to achieve total operating savings, on an annual run rate basis, of approximately $12 million as a result of the DG and FastChannel merger.  To date, the Company has taken action on approximately $11 million of such cost savings and the full benefit of the $12 million in cost synergies related to the merger are expected to be fully incorporated into our reported financial results by the end of the second quarter in 2007.

Strategic Initiatives

“We continue to evaluate a number of potential acquisitions in our core area of business and other complementary domestic and international opportunities.

“Video advertising is rapidly expanding to computer screens and mobile devices.  In my judgment, we are well positioned, based on our leadership in traditional advertising delivery, to expand our service offerings and relationships with both advertisers and advertising agencies to distribute advertising to multiple platforms including online destinations and mobile devices.

“Consistent with our long-term strategy for growth, during the quarter DG FastChannel established a strategic equity interest in Point.360, which provides film, video, and audio post production, archival, duplication, and distribution services to entertainment and advertising industry clients.  During the period ended December 31, 2006, DG FastChannel purchased approximately 1.4 million shares and we now control approximately 1.6 million shares, or approximately 16.2% of Point.360’s outstanding shares.

Discontinued Operations

“We also are pursuing shareholder value through the disposition of the non-core StarGuide Digital Networks and CCS assets.  Reflecting our previously announced intention to divest non-core assets, the Company re-classified its StarGuide and CCS divisions as assets held for sale and began reporting their operating results as discontinued operations in the three month and full year periods ended December 31, 2006 and December 31, 2005.

Accordingly, approximately $590,000 of revenue generated by these discontinued operations in the fourth quarter of 2006 is excluded from the Company’s total reported quarterly revenue of $21.7 million.  In the fourth quarter of 2005 the discontinued operations generated revenue of approximately $1.4 million, which was excluded from the Company’s total reported quarterly revenue of $13.0 million.”

2007 First Quarter Preview

For the three months ending March 31, 2007, DG FastChannel expects to report adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring, and impairment charges) of $5.8 million - $6.0 million, compared to $3.1 million of reported EBITDA for the same period last year.

Fourth Quarter 2006 Financial Results Webcast

The Company’s fourth quarter conference call will be broadcast live on the Internet at 11:00 a.m. EDT Monday, March 26, 2007.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s web site at www.DGFastChannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation and Adjusted EBITDA Definition

Adjusted EBITDA is defined as earnings before interest, taxes, impairment, restructuring, depreciation and amortization.  Although adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (‘GAAP’), the Company believes they may be useful to an investor in evaluating its performance.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because adjusted EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the adjusted EBITDA figures included herein can be made by deducting operating expenses, excluding depreciation and amortization from the Company’s revenues.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on December 4, 2006.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in Digital Media services to the advertising, broadcast and publishing industries.  The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.DGFastChannel.com.

(Financial Tables Follow)

DG FastChannel, Inc.
Condensed Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$21,740	$13,039	$68,667	$51,824
Operating expenses, excluding depreciation and amortization	14,636	10,741	49,803	44,793
EBITDA	7,104	2,298	18,864	7,031
Depreciation and amortization	2,160	1,802	8,563	6,348
Restructuring charge	—	79	—	434

Operating income	$4,944	$417	$10,301	$249
Interest expense and other, net	892	1,291	2,786	2,990
Reduction in fair value of long-term investment (1)	—	—	4,758	—
Income (Loss) before income taxes from continuing operations	4,052	(874)	2,757	(2,741)
Provision (benefit) for income taxes	939	(65)	2,378	(768)
Net Income (Loss) from continuing operations	3,113	(809)	379	(1,973)

Loss (income) from discontinued operations	697	357	539	(1,455)
Loss on disposal of discontinued operations – net of tax benefit	698	—	698	—
Income tax (benefit) expense	(270)	(141)	(209)	573
Net loss (income) from discontinued operations	1,125	216	1,028	(882)
Net income (loss)	1,988	(1,025)	(649)	(1,091)
Basic net income (loss) per common share from continuing operations	$0.24	$(0.11)	$0.04	$(0.27)
Basic net income (loss) per common share from discontinued operations	(0.09)	(0.03)	(0.10)	0.12
Basic net income (loss) per common share	0.15	(0.14)	(0.06)	(0.15)
Diluted net income (loss) per common share from continuing operations	0.24	(0.11)	0.04	(0.27)
Diluted net income (loss) per common share from discontinued operations	(0.09)	(0.03)	(0.10)	0.12
Diluted net income (loss) per common share	0.15	(0.14)	(0.06)	(0.15)
Weighted average shares outstanding – Basic	13,060	7,422	10,568	7,378
Weighted average shares outstanding – Diluted	13,225	7,422	10,568	7,378

(1)          DG FastChannel recorded a $5,087 non-cash charge to impair its investment in Verance in the quarter ended September 30, 2006.  $4,758 was recorded as a reduction in the fair value of its long-term investment in the convertible preferred stock of Verance Corporation, and $329 was recorded as amortization expense.  Excluding this charge the 2006 net loss of $649 would result in adjusted net income of $3,341 and the reported diluted loss per share of $0.06, would, on an adjusted basis, have been income per diluted share of $0.32.

(2)          All share and per share amounts presented herein reflect the one-for-ten reverse stock split which was effected on May 30, 2006.  The year-over-year increase in the number of weighted average diluted shares outstanding reflects the issuance of 5.2 million shares of DG Systems’ (now DG FastChannel) common stock to former FastChannel Network, Inc. shareholders pursuant to the merger and the weighted average effect of the issuance of 2.99 million shares in a secondary offering in December 2006.

DG FastChannel, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31, 2006	December 31, 2005
Cash	$24,474	$1,886
Accounts receivable	15,433	10,362
Property and equipment	12,829	11,493
Long term investments	5,180	4,758
Goodwill	65,545	43,397
Deferred tax assets	12,534	18,200
Other	37,002	19,968
Assets held for Sale	2,586	4,269
TOTAL ASSETS	$175,583	$114,333

Accounts payable and accrued liabilities	12,612	8,108
Deferred revenue	1,100	459
Debt and capital leases	19,840	24,532
Liabilities of discontinued operations	146	1,027
TOTAL LIABILITIES	33,698	34,126
TOTAL STOCKHOLDERS’ EQUITY	141,885	80,207
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$175,583	$114,333

#  #  #